Exhibit 99.1

   ConocoPhillips Reports Second Quarter Net Income of $3.1 Billion

    HOUSTON--(BUSINESS WIRE)--July 27, 2005--ConocoPhillips (NYSE:COP)

                         Earnings at a glance

                   Second Quarter                  Six Months
----------------------------------------------------------------------
                2005          2004             2005          2004
----------------------------------------------------------------------
Income from
 continuing
 operations  $3,131 million 2,013 million $6,054 million 3,616 million
Income from
 discontinued
 opera-
 tions       $    7            62         $   (4)           75
Net income   $3,138         2,075         $6,050         3,691
----------------------------------------------------------------------
Diluted
 income per
 share
 Income from
  continuing
  opera-
  tions(a)    $2.21          1.44          $4.26          2.60
 Net
  income(a)   $2.21          1.48          $4.26          2.65
----------------------------------------------------------------------
Revenues      $42.6 billion  31.9 billion  $81.5 billion  62.1 billion
----------------------------------------------------------------------
(a) Per-share amounts in all periods reflect the impact of a 2-for-1 stock split on June 1, 2005.

    ConocoPhillips (NYSE:COP) today reported second-quarter net income of $3,138 million, or $2.21 per share, compared with $2,075 million, or $1.48 per share, for the same quarter in 2004. Total revenues were $42.6 billion, versus $31.9 billion a year ago.
    Income from continuing operations for the second quarter was $3,131 million, or $2.21 per share, compared with $2,013 million, or $1.44 per share, for the same period a year ago.
    "We had a strong quarter," said Jim Mulva, chairman and chief executive officer. "Upstream, we ran as expected. The total company produced 1.76 million BOE per day, including 1.54 million BOE per day from our Exploration and Production segment and an estimated 0.22 million BOE per day from our LUKOIL Investment segment. At the same time, we completed planned and unplanned maintenance in our E&P business and finalized the formation of the Naryanmarneftegaz joint venture to develop resources in the Timan-Pechora region of Russia.
    "Downstream benefited from a strong market environment in refining, partially offset by narrowing light-heavy differentials. Worldwide crude oil capacity utilization was at 97 percent, as expected, with our U.S. refining system running near stated capacity. In addition, worldwide marketing margins improved over the previous quarter.
    "Our financial position continues to improve, and our return on capital employed remains strong and competitive. We ended the quarter with a debt-to-capital ratio of 22 percent. During the quarter, we generated $2.8 billion in cash from operations, invested $3.1 billion in capital projects and investments, paid $432 million in dividends and repurchased $382 million of ConocoPhillips common stock. In addition, the previously announced 24 percent dividend increase and 2-for-1 stock split occurred during the second quarter."
    For the first six months of 2005, net income was $6,050 million, or $4.26 per share, versus $3,691 million, or $2.65 per share, for 2004. Income from continuing operations was $6,054 million, or $4.26 per share, compared with $3,616 million, or $2.60 per share, for the same period a year ago. Total revenues were $81.5 billion, versus $62.1 billion a year ago.

    The results for ConocoPhillips' business segments follow.

    Exploration & Production (E&P)

    Second-quarter financial results: E&P income from continuing operations was $1,929 million, up from $1,787 million in the first quarter of 2005 and up from $1,354 million in the second quarter of 2004. The increase from the first quarter was primarily the result of higher realized prices, partially offset by lower volumes and lower gains on asset sales. In addition, second-quarter results benefited from lower exploration expenses. Improved results from the second quarter of 2004 were due primarily to higher realized crude oil and natural gas prices, partially offset by benefits last year from Canadian tax law changes, higher production taxes in a higher price environment and reduced foreign exchange gains.
    As expected, ConocoPhillips' E&P daily production, including Canadian Syncrude and excluding the LUKOIL Investment segment, averaged 1.54 million barrels of oil equivalent (BOE) per day, down from 1.60 million BOE per day for the first quarter and down slightly from 1.56 million BOE per day in the second quarter of 2004. Compared with the previous quarter, the company experienced greater output during the second quarter of 2005 from the Lower 48, Canada and Venezuela. These increases were more than offset by approximately 45,000 BOE per day of planned downtime, primarily in the Timor Sea, Alaska and Norway, as well as approximately 25,000 BOE per day of unscheduled downtime in Norway, Alaska and the United Kingdom. The decrease from the second quarter of 2004 was due primarily to lower production in the North Sea and Alaska partially offset by increased production in Venezuela, the Timor Sea and the Lower 48.
    During the quarter, ConocoPhillips completed the acquisition of a 30 percent interest in the Naryanmarneftegaz joint venture to develop resources in the Timan-Pechora region of Russia. The amount incurred to complete the transaction was approximately $512 million.
    Six months financial results: E&P income from continuing operations for the first six months of 2005 was $3,716 million, up from $2,611 million in 2004, primarily due to higher realized crude oil and natural gas prices, partially offset by higher depreciation, depletion and amortization, higher production taxes and last year's benefits from tax law changes.

    Midstream

    Second-quarter financial results: Midstream income from continuing operations was $68 million, down from $385 million in the first quarter of 2005 and up from $42 million in the second quarter of 2004. The decrease from the previous quarter was primarily the result of the first-quarter net benefit to ConocoPhillips associated with a restructuring of its ownership in Duke Energy Field Services, LLC
(DEFS), including DEFS' sale of its interest in TEPPCO. The increase over the second quarter of 2004 was due primarily to higher natural gas liquids prices in both DEFS and the company's consolidated operations.
    Six months financial results: Midstream income from continuing operations for the first six months of 2005 increased to $453 million, from $97 million in 2004. The increase was due primarily to higher equity earnings from DEFS, which included the first-quarter benefit to ConocoPhillips associated with the restructuring of its ownership in DEFS. In addition, natural gas liquids prices in both DEFS and the company's consolidated operations were higher in the first six months of 2005, compared with the first six months of 2004.

    Refining and Marketing (R&M)

    Second-quarter financial results: R&M income from continuing operations was $1,110 million, up from $700 million in the previous quarter and $818 million in the second quarter of 2004. The increase in second-quarter 2005 R&M earnings over the previous quarter was primarily the result of higher U.S. refining market cracks driven by higher gasoline and distillate demand, as well as increased throughput. Although light-heavy crude differentials remain strong, they decreased from high first-quarter levels. Worldwide marketing margins and sales volumes also improved over the previous quarter. The improved results from the second quarter of 2004 were due primarily to increased worldwide refining margins and volumes, and increased U.S. marketing margins, partially offset by higher turnaround and utility costs.
    Domestically, second-quarter 2005 realized refining margins improved 11 percent over the first quarter, while the refineries ran at 98 percent of crude oil capacity. Successful completion of first-quarter turnaround activity benefited second-quarter throughputs while unplanned downtime remained flat quarter-over-quarter. Turnaround costs were 39 percent lower in the second quarter, compared with the previous quarter. Marketing margins and volumes also increased from the previous quarter primarily due to a return to positive margins on the West Coast during the early part of the second quarter.
    Internationally, second-quarter 2005 marketing margins and sales volumes improved over the previous quarter. While northwest Europe refining market cracks were higher, the turnaround activity at the Humber refinery during the second quarter did not allow the company to fully benefit from the favorable market. As a result, international crude oil capacity utilization was down 6 percent to 94 percent.
    Overall, R&M's refinery crude oil capacity utilization rate averaged 97 percent, compared with 92 percent in the previous quarter and 93 percent in the second quarter of 2004. Before-tax turnaround costs were $106 million, versus $108 million in the first quarter of 2005.
    Six months financial results: R&M income from continuing operations for the first six months of 2005 increased to $1,810 million, compared with $1,282 million in the first half of 2004. The increased earnings were driven by higher worldwide refining margins, partially offset by higher turnaround activity and utility costs.

    LUKOIL Investment

    Second-quarter financial results: Income from continuing operations in the second quarter of 2005 was $148 million, up from $110 million in the prior quarter. This represents ConocoPhillips' estimate of the company's 11.9 percent weighted average equity share of LUKOIL's income for the second quarter based on market indicators and historical production trends for LUKOIL. The increase from the prior quarter was attributable to higher realized price estimates and an increased equity ownership position. At the end of the second quarter of 2005, the company's equity ownership in LUKOIL was 12.6 percent.
    ConocoPhillips' share of estimated BOE production was 223,000 per day and its share of estimated daily refining crude oil throughput was 102,000 barrels per day.

    Chemicals

    Second-quarter financial results: The Chemicals segment, which includes the company's 50 percent interest in Chevron Phillips Chemical Company LLC (CPChem), reported income from continuing operations of $63 million, compared with $133 million in the first quarter of 2005 and $46 million in the second quarter of 2004. The decrease from the first quarter was largely due to lower margins from olefins and polyolefins, as well as lower margins and volumes from aromatics and styrenics. In addition, second-quarter results were impacted by higher utility costs due to higher natural gas prices. The increase from the second quarter of 2004 reflects higher margins from olefins and polyolefins, partially offset by lower margins and volumes from aromatics and styrenics, as well as higher utility costs.
    Six months financial results: During the first six months of 2005, the Chemicals segment had income from continuing operations of $196 million, compared with $85 million for the same period a year ago. The improvement was due primarily to higher margins in olefins and polyolefins.

    Emerging Businesses

    The Emerging Businesses segment incurred a loss from continuing operations of $8 million in the second quarter of 2005, compared with losses of $8 million in the first quarter of 2005 and $29 million in the second quarter of 2004. Improved international and domestic power operations and the timing of certain expenses contributed to the reduced operating losses compared with the second quarter of 2004.

    Corporate and Other

    Second-quarter after-tax Corporate expenses from continuing operations were $179 million, compared with $184 million in the previous quarter and $218 million in the second quarter of 2004. The improvement from the first quarter was driven primarily by lower net interest charges and lower benefit-related charges, partially offset by reduced foreign exchange gains. The decrease in second-quarter net interest charges was due primarily to lower average debt levels and an early debt retirement premium paid during the first quarter. The improvement from the second quarter of 2004 was primarily the result of reduced net interest expense, partially offset by foreign exchange losses.
    Total debt at the end of the second quarter was $14.0 billion, unchanged from the previous quarter and $1.0 billion below year-end 2004. At the end of the second quarter, the company's debt-to-capital ratio was 22 percent, down from 23 percent at the end of the first quarter.
    The company's tax provision for the second quarter of 2005 was $2.3 billion, resulting in an effective tax rate of 42 percent. This is compared with 41 percent in the previous quarter and 42 percent in the second quarter of 2004.

    Discontinued Operations

    Second-quarter financial results: Second-quarter 2005 earnings from discontinued operations were $7 million, compared with an $11 million loss in the first quarter and income of $62 million in the second quarter of 2004. The improvement from the first quarter is related primarily to higher margins and the impacts of asset sales. The decrease from the second quarter of 2004 is related primarily to the impacts of asset sales.
    Six months financial results: During the first six months of 2005, discontinued operations had a loss of $4 million, compared with income of $75 million for the same period a year ago. The decrease is attributable primarily to the impacts of asset sales.

    Outlook

    Mr. Mulva concluded:

    "Our operating performance, combined with above-average crude oil and natural gas prices and strong refining margins, contributed to strong earnings and cash flows.
    "The company continues to grow its asset base through disciplined capital spending. Compared with our peers, we are redeploying a higher proportion of our cash flows into projects. These investments are made possible due to our portfolio of attractive investment opportunities. Some of these projects are in emerging areas that have high reserve potential and the possibility to provide long-term value accretion for our shareholders. One such example is the completion of our E&P joint venture with LUKOIL in the Timan-Pechora region late in the second quarter.
    "We expect stronger oil and gas production in the second half of 2005, with full-year production to be approximately 3 percent higher than that of 2004, excluding the impacts of LUKOIL.
    "As announced earlier this month, we increased our ownership in DEFS from 30.3 percent to 50 percent. This increase in our strategic interest emphasizes our commitment, along with Duke Energy, to make DEFS the industry's top performing U.S. midstream gas company.
    "With respect to downstream, we expect a strong margin environment and continued high utilization rates in the near term. Our focus is on continuous improvement and execution of our five-year, $2 billion clean fuels program. In addition, the five-year, $3 billion incremental refining investment program that we announced in the first quarter will result in expanded capacity, stronger processing flexibility and higher clean product yields throughout our domestic and international refining network."
    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 36,100 employees, $97 billion of assets, and $163 billion of annualized revenues as of June 30, 2005. For more information, go to www.conocophillips.com.


   ConocoPhillips' quarterly conference call is scheduled for 10:00 a.m. Central today. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "Second-Quarter Earnings" link.

              For financial and operational tables, go to www.conocophillips.com/news/nr/earnings/highlights/2q05earnings.html

             For detailed supplemental information, go to www.conocophillips.com/news/nr/earnings/detail/2q05summary.xls


    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as "we expect stronger oil and gas production in the second half of 2005, with full year production to be approximately 3 percent higher than that of 2004, excluding the impacts of LUKOIL"; "with respect to downstream, we expect a strong margin environment and continued high utilization rates in the near term"; "our focus is on continuous improvement and execution of our five-year, $2 billion clean fuels program"; and "the five-year, $3 billion incremental refining investment program that we announced in the first quarter will result in expanded capacity, stronger processing flexibility and higher clean product yields throughout our domestic and international refining network" involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Canadian Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079. This information can also be obtained from the SEC by calling 1-800-SEC-0330.

    CONTACT: ConocoPhillips, Houston
             Laura Hopkins, 281-293-6030 (media)
             or
             Gary Russell, 212-207-1996 (investors)